UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report:
September 12, 2005
(Date of earliest event reported)
Biogen Idec Inc.
(Exact name of Registrant as specified in its Charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14 Cambridge Center
Cambridge, Massachusetts 02141
(Address of principal executive offices, including zip code)
(617) 679-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
     On September 12, 2005, the Compensation and Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the grant of an aggregate of approximately 1.17 million performance-based restricted stock units to be settled in shares of the Company’s common stock to a group of approximately 200 of the Company’s employees at the director-level and above. The grants were made under the Company’s 2005 Omnibus Equity Plan. Grants were made to all of the Company’s executive officers other than James C. Mullen, the Company’s Chief Executive Officer and President, and William H. Rastetter, the Company’s Executive Chairman.
     The grants to executive officers are as follows: Raymond G. Arner, Acting General Counsel (30,000 units); Burt A. Adelman, Executive Vice President, Development (45,000 units); John M. Dunn, Executive Vice President, New Ventures (29,500 units); Peter N. Kellogg, Executive Vice President, Finance and Chief Financial Officer (50,000 units); Connie L. Matsui, Executive Vice President, Corporate Strategy and Communications (25,000 units); Craig E. Schneier, Executive Vice President, Human Resources (45,000 units); and Mark C. Wiggins, Executive Vice President, Business Development (40,000 units).
     These restricted stock units have performance-based vesting that will depend entirely upon the Company’s achievement, over the next 12-18 months, of certain performance-based objectives approved by the Compensation Committee, and continued employment.
     A form of the grant notice utilized in connection with these grants is attached hereto as Exhibit 10.1.

Item 9.01 — Financial Statements and Exhibits

Exhibit
Number	Description

10.1	Form of Grant Notice (Restricted Stock Units)

SIGNATURE
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 15, 2005

BIOGEN IDEC INC.

By:	/s/ Raymond G. Arner

Name:	Raymond G. Arner

Title:	Acting General Counsel

Exhibit Index

Exhibit
Number	Description

10.1	Form of Grant Notice (Restricted Stock Units)